Exhibit 99

Dollar General Corporation Reports Second Quarter 2021 Results

Updates Financial Guidance for Fiscal Year 2021

GOODLETTSVILLE, Tenn.--(BUSINESS WIRE)--August 26, 2021--Dollar General Corporation (NYSE: DG) today reported financial results for its fiscal year 2021 second quarter (13 weeks) ended July 30, 2021.

  Net Sales Decreased 0.4% to $8.7 Billion
  Same-Store Sales Decreased 4.7%; Increased 14.1% on a two-year stack basis1
  Operating Profit of $849.6 Million, or 9.8% as a percentage of net sales
  Diluted Earnings Per Share (“EPS”) of $2.69, representing a two-year compound annual growth rate of 27.7%, or 24.3% compared to Q2 2019 Adjusted Diluted EPS2
  Year to Date Cash Flows From Operations of $1.3 Billion
  Board of Directors Declares Quarterly Cash Dividend of $0.42 per share

1 Same-store sales on a two-year stack basis represents the sum of the Q2 2021 same-store sales decrease and the Q2 2020 same-store sales increase.
2 See Reconciliation of Non-GAAP Adjusted Diluted Earnings Per Share for reconciliation of Q2 2019 Adjusted Diluted EPS to Q2 2019 Diluted EPS; see also “Non-GAAP Disclosure” herein.

“We are pleased with our second quarter results, and remain grateful to our associates for their dedication to fulfilling our mission of Serving Others,” said Todd Vasos, Dollar General’s chief executive officer. “Despite what remains a challenging operating environment, including additional uncertainties brought on by the Delta variant and pressures on the global supply chain, our team has continued to successfully adapt and deliver for our customers.”

“During the quarter, we made significant progress on many key initiatives, including the completion of our initial rollout of DG Fresh and the opening of our first pOpshelf store-within-a-store concept. In addition, we executed more than 750 real estate projects, including new store openings in our pOpshelf concept and larger footprint Dollar General formats. We remain focused on delivering value and convenience for our customers, while driving long-term sustainable growth and value for our shareholders. We feel very good about the underlying strength of the business, and we are excited about our plans for the second half of fiscal 2021.”

Second Quarter 2021 Highlights
Net sales decreased 0.4% to $8.7 billion in the second quarter of 2021 compared to $8.7 billion in the second quarter of 2020. The net sales decrease was primarily driven by a decline in same-store sales, as well as the impact of store closures, partially offset by positive sales contributions from new stores. Same-store sales decreased 4.7% compared to the second quarter of 2020, driven by a decline in customer traffic, partially offset by an increase in average transaction amount. Same-store sales in the second quarter of 2021 included a decline in each of the consumables, seasonal, apparel, and home products categories.

Gross profit as a percentage of net sales was 31.6% in the second quarter of 2021 compared to 32.5% in the second quarter of 2020, a decrease of 80 basis points. This gross profit rate decrease was primarily attributable to increased transportation costs, an increased LIFO provision, a greater proportion of sales coming from the consumables category, which generally has a lower gross profit rate than other product categories, and an increase in inventory damages. These factors were partially offset by higher inventory markups and a reduction in inventory shrink as a percentage of net sales.

Selling, general and administrative expenses (“SG&A”) as a percentage of net sales were 21.8% in the second quarter of 2021 compared to 20.4% in the second quarter of 2020, an increase of 138 basis points. Among the expenses that were greater as a percentage of net sales in the current year period were retail labor, store occupancy costs, employee benefits, depreciation and amortization, utilities, workers’ compensation and general liability expenses, and taxes and licenses, partially offset by lower incentive compensation expense.

Operating profit for the second quarter of 2021 decreased 18.5% to $849.6 million compared to $1.0 billion in the second quarter of 2020. The second quarter of 2020 included approximately $38 million of incremental investments the Company made in response to the COVID-19 pandemic, primarily driven by $13 million in frontline employee appreciation bonuses, as well as measures taken to further protect the health and safety of employees and customers.

The effective income tax rate in the second quarter of 2021 was 21.4% compared to 21.5% in the second quarter of 2020. This lower effective income tax rate was primarily due to a greater impact of permanent differences resulting from a decrease in pre-tax income for the 2021 period compared to the 2020 period.

The Company reported net income of $637.0 million for the second quarter of 2021, a decrease of 19.1% compared to $787.6 million in the second quarter of 2020. Diluted EPS decreased 13.8% to $2.69 for the second quarter of 2021 compared to diluted EPS of $3.12 in the second quarter of 2020.

Merchandise Inventories
As of July 30, 2021, total merchandise inventories, at cost, were $5.3 billion compared to $4.4 billion as of July 31, 2020, an increase of 13.7% on a per-store basis. This increase compares to a 5.9% decrease in merchandise inventories, at cost, on a per-store basis in the second quarter of 2020.

Capital Expenditures
Total additions to property and equipment in the 26-week period ended July 30, 2021 were $518 million, including approximately: $248 million for improvements, upgrades, remodels and relocations of existing stores; $126 million for distribution and transportation related projects; $125 million for store facilities, primarily for leasehold improvements as well as fixtures and equipment in new stores; and $19 million for information systems upgrades and technology-related projects. During the second quarter of 2021, the Company opened 270 new stores, remodeled 477 stores and relocated 25 stores.

Share Repurchases
In the second quarter of 2021, the Company repurchased $700 million of its common stock, or 3.3 million shares, at an average price of $211.44 per share, under its share repurchase program. The total remaining authorization for future repurchases was $979 million at the end of the second quarter of 2021. Under the authorization, repurchases may be made from time to time in open market transactions, including pursuant to trading plans adopted in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, or in privately negotiated transactions. The timing, manner and number of shares repurchased will depend on a variety of factors, including price, market conditions, compliance with the covenants and restrictions under the Company’s debt agreements and other factors. The authorization has no expiration date.

Dividend
On August 25, 2021, the Company’s Board of Directors declared a quarterly cash dividend of $0.42 per share on the Company’s common stock, payable on or before October 19, 2021 to shareholders of record on October 5, 2021. While the Board of Directors intends to continue regular cash dividends, the declaration and amount of future dividends are subject to the sole discretion of the Board and will depend upon, among other things, the Company’s results of operations, cash requirements, financial condition, contractual restrictions, and other factors the Board may deem relevant in its sole discretion.

Fiscal Year 2021 Financial Guidance and Store Growth Outlook
Significant uncertainty continues to exist regarding the severity and duration of the COVID-19 pandemic, including its impact on the U.S. economy, consumer behavior and the Company’s business, which makes it difficult for the Company to predict specific financial outcomes for the fiscal year ending January 28, 2022 (“fiscal year 2021”). In addition, such outcomes could be impacted by several variables, which include, but are not limited to, any additional government stimulus payments, economic recovery, employment levels, COVID-19 vaccine status, further disruptions to the global supply chain, and the ongoing impact of the COVID-19 pandemic, including new variants of concern and any corresponding governmental measures such as closures of schools or businesses.

Despite this uncertainty and an expected increase in transportation and distribution costs for the remainder of fiscal 2021, the Company is updating its financial guidance issued on May 27, 2021 as a result of its strong results in the first half of the year.

For fiscal year 2021, the Company now expects the following:

  Net sales growth of 0.5% to 1.5%; compared to its previous expectation in the range of a 1% decline to an increase of 1%;
  Same-store sales decline of 3.5% to 2.5%, which reflects growth of approximately 13% to 14% on a two-year stack basis3; compared to its previous expectation of a decline of 5% to 3%;
  Diluted EPS in the range of $9.60 to $10.20, which reflects a compound annual growth rate in the range of 20% to 24% (or in the range of approximately 19% to 23% compared to 2019 Adjusted diluted EPS) over a two-year period4; compared to its previous expectation in the range of $9.50 to $10.20
    This Diluted EPS guidance assumes an effective tax rate in the range of approximately 22% to 22.5%, compared to the previous assumption of 22% to 23%
  Share repurchases of approximately $2.4 billion; compared to its previous expectation of approximately $2.2 billion
  Capital expenditures, including those related to investments in the Company’s strategic initiatives, in the range of $1.1 billion to $1.2 billion, compared to its previous expected range of $1.05 billion to $1.15 billion.

In addition, the Company is reiterating its plans to execute 2,900 real estate projects in fiscal year 2021, including 1,050 new store openings, 1,750 store remodels, and 100 store relocations.

3 Same-store sales on a two-year stack basis represents the sum of actual 2020 same-store sales and the corresponding low and high ends of the 2021 guidance range.
4 Two-year compound annual growth rates utilize 2019 diluted EPS and 2019 Adjusted diluted EPS (see “Non-GAAP Disclosure” herein) as the base.

Conference Call Information
The Company will hold a conference call on August 26, 2021 at 9:00 a.m. CT/10:00 a.m. ET, hosted by Todd Vasos, chief executive officer, Jeff Owen, chief operating officer, and John Garratt, chief financial officer. To participate via telephone, please call (877) 407-0890 at least 10 minutes before the conference call is scheduled to begin. The conference ID is 13720935. There will also be a live webcast of the call available at https://investor.dollargeneral.com under “News & Events, Events & Presentations.” A replay of the conference call will be available through September 23, 2021, and will be accessible via webcast replay or by calling (877) 660-6853. The conference ID for the telephonic replay is 13720935.

Non-GAAP Disclosure
Adjusted diluted EPS, and its respective growth metric, for the 2019 second quarter ended August 2, 2019, and fiscal year ended January 31, 2020 has not been derived in accordance with U.S. GAAP, but rather excludes the impact of significant legal expenses associated with wage and hour and consumer/product certified class action litigation and related matters. Due to the nature, infrequency, and financial magnitude of such matters, the Company believes this non-GAAP financial measure provides useful information to investors in assessing the Company’s operating performance as this measure provides an additional relevant comparison of the Company’s operating performance across periods. A reconciliation of this non-GAAP measure to the most directly comparable measure calculated in accordance with GAAP is provided in the accompanying schedules.

The non-GAAP measure discussed above is not a measure of financial performance or condition, liquidity or profitability in accordance with GAAP, and should not be considered as an alternative to diluted EPS or any other measure derived in accordance with GAAP. This non-GAAP measure has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company’s financial results as reported in accordance with GAAP. Because not all companies use identical calculations, this presentation may not be comparable to other similarly titled measures of other companies.

Forward-Looking Statements
This press release contains forward-looking information within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act. Forward-looking statements include those regarding the Company’s outlook, strategy, initiatives, plans and intentions including, but not limited to, statements made within the quotation of Mr. Vasos, and in the sections entitled “Share Repurchases,” “Dividend,” and “Fiscal Year 2021 Financial Guidance and Store Growth Outlook.” A reader can identify forward-looking statements because they are not limited to historical fact or they use words such as “outlook,” “may,” “will,” “should,” “could,” “would,” “can,” “believe,” “anticipate,” “plan,” “expect,” “estimate,” “forecast,” “predict,” “position,” “assume,” “opportunities,” “intend,” “continue,” “future,” “ongoing,” “potential,” “long-term,” “guidance,” “goal,” “outcome,” “uncertainty,” “look to,” “looking ahead,” “subject to,” “committed,” “focus on,” or “likely to,” and similar expressions that concern the Company’s strategies, plans, initiatives, intentions or beliefs about future occurrences or results. These matters involve risks, uncertainties and other factors that may change at any time and may cause actual results to differ materially from those which the Company expected. Many of these statements are derived from the Company’s operating budgets and forecasts as of the date of this release, which are based on many detailed assumptions that the Company believes are reasonable. However, it is very difficult to predict the effect of known factors on future results, and the Company cannot anticipate all factors that could affect future results that may be important to an investor. All forward-looking information should be evaluated in the context of these risks, uncertainties and other factors. Important factors that could cause actual results to differ materially from the expectations expressed in or implied by such forward-looking statements include, but are not limited to:

  risks related to the COVID-19 pandemic, including but not limited to, the effects on the Company’s supply chain, distribution network, store and distribution center growth, store and distribution center closures, transportation and distribution costs, SG&A expenses, share repurchase activity, and cybersecurity risk profile, as well as the effects on domestic and foreign economies, the global supply chain, labor availability, and customers’ spending patterns;
  economic factors, including but not limited to employment levels; inflation; pandemics; higher fuel, energy, healthcare and housing costs, interest rates, consumer debt levels, and tax rates; tax law changes that negatively affect credits and refunds; lack of available credit; decreases in, or elimination of, government stimulus payments and government subsidies such as unemployment and food/nutrition assistance programs; commodity rates; transportation, lease and insurance costs; wage rates (including the heightened possibility of increased federal, state and/or local minimum wage rates); foreign exchange rate fluctuations; measures or events that create barriers to or increase the costs of international trade (including increased import duties or tariffs); and changes in laws and regulations and their effect on, as applicable, customer spending and disposable income, the Company’s ability to execute its strategies and initiatives, the Company’s cost of goods sold, the Company’s SG&A expenses (including real estate costs), and the Company’s sales and profitability;
  failure to achieve or sustain the Company’s strategies and initiatives, including those relating to merchandising, real estate and new store development, store formats and concepts, digital, shrink, sourcing, private brand, inventory management, supply chain, store operations, expense reduction, technology, the Company’s Fresh initiative and the Company’s Fast Track initiative;
  competitive pressures and changes in the competitive environment and the geographic and product markets where the Company operates, including, but not limited to, pricing, promotional activity, expanded availability of mobile, web-based and other digital technologies, and alliances or other business combinations;
  failure to timely and cost-effectively execute the Company’s real estate projects or to anticipate or successfully address the challenges imposed by the Company’s expansion, including into new states, markets or urban areas;
  levels of inventory shrinkage;
  failure to successfully manage inventory balances;
  failure to maintain the security of the Company’s business, customer, employee or vendor information or to comply with privacy laws;
  damage or interruption to the Company’s information systems as a result of external factors, staffing shortages or challenges in maintaining or updating the Company’s existing technology or developing or implementing new technology;
  a significant disruption to the Company’s distribution network, the capacity of the Company’s distribution centers or the timely receipt of inventory, or delays in constructing, opening or staffing new distribution centers;
  risks and challenges associated with sourcing merchandise from suppliers, including, but not limited to, those related to international trade;
  natural disasters, unusual weather conditions (whether or not caused by climate change), pandemic outbreaks or other health crises, political or civil unrest, acts of violence or terrorism, and disruptive global political events;
  product liability, product recall or other product safety or labeling claims;
  incurrence of material uninsured losses, excessive insurance costs or accident costs;
  failure to attract, develop and retain qualified employees while controlling labor costs (including the heightened possibility of increased federal, state and/or local minimum wage rates) and other labor issues;
  loss of key personnel or inability to hire additional qualified personnel;
  risks associated with the Company’s private brands, including, but not limited to, the Company’s level of success in improving their gross profit rate;
  seasonality of the Company’s business;
  the impact of changes in or noncompliance with governmental regulations and requirements (including, but not limited to, those dealing with the sale of products, including without limitation, product and food safety, marketing or labeling; information security and privacy; labor and employment; employee wages and benefits (including the heightened possibility of increased federal, state and/or local minimum wage rates); health and safety; imports and customs; and environmental compliance, as well as tax laws (including those related to the corporate tax rate), the interpretation of existing tax laws, or the Company’s failure to sustain its reporting positions negatively affecting the Company’s tax rate) and developments in or outcomes of private actions, class actions, multi-district litigation, arbitrations, derivative actions, administrative proceedings, regulatory actions or other litigation;
  new accounting guidance or changes in the interpretation or application of existing guidance;
  deterioration in market conditions, including market disruptions, limited liquidity and interest rate fluctuations, or changes in the Company’s credit profile;
  the factors disclosed under “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q; and
  such other factors as may be discussed or identified in this press release.

All forward-looking statements are qualified in their entirety by these and other cautionary statements that the Company makes from time to time in its SEC filings and public communications. The Company cannot assure the reader that it will realize the results or developments the Company anticipates or, even if substantially realized, that they will result in the consequences or affect the Company or its operations in the way the Company expects. Forward-looking statements speak only as of the date made. The Company undertakes no obligation, and specifically disclaims any duty, to update or revise any forward-looking statements as a result of new information, future events or circumstances, or otherwise, except as otherwise required by law. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.

Investors should also be aware that while the Company does, from time to time, communicate with securities analysts and others, it is against the Company’s policy to disclose to them any material, nonpublic information or other confidential commercial information. Accordingly, shareholders should not assume that the Company agrees with any statement or report issued by any securities analyst regardless of the content of the statement or report. Furthermore, the Company has a policy against confirming projections, forecasts or opinions issued by others. Thus, to the extent that reports issued by securities analysts contain any projections, forecasts or opinions, such reports are not the Company’s responsibility.

About Dollar General Corporation
Dollar General Corporation has been delivering value to shoppers for more than 80 years. Dollar General helps shoppers Save time. Save money. Every day.® by offering products that are frequently used and replenished, such as food, snacks, health and beauty aids, cleaning supplies, basic apparel, housewares and seasonal items at everyday low prices in convenient neighborhood locations. Dollar General operated 17,683 stores in 46 states as of July 30, 2021. In addition to high-quality private brands, Dollar General sells products from America's most-trusted manufacturers such as Clorox, Energizer, Procter & Gamble, Hanes, Coca-Cola, Mars, Unilever, Nestle, Kimberly-Clark, Kellogg's, General Mills, and PepsiCo. Learn more about Dollar General at www.dollargeneral.com.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)
	July 30	July 31	January 29
	2021	2020	2021
ASSETS
Current assets:
Cash and cash equivalents	$313,666	$2,959,604	$1,376,577
Merchandise inventories	5,279,273	4,391,157	5,247,477
Income taxes receivable	127,011	36,176	90,760
Prepaid expenses and other current assets	272,768	210,471	199,405
Total current assets	5,992,718	7,597,408	6,914,219
Net property and equipment	4,104,193	3,520,998	3,899,997
Operating lease assets	9,805,081	9,154,789	9,473,330
Goodwill	4,338,589	4,338,589	4,338,589
Other intangible assets, net	1,199,810	1,199,931	1,199,870
Other assets, net	47,417	35,718	36,619
Total assets	$25,487,808	$25,847,433	$25,862,624

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of operating lease liabilities	$1,127,841	$1,015,733	$1,074,079
Accounts payable	3,369,984	3,400,642	3,614,089
Accrued expenses and other	973,025	978,567	1,006,552
Income taxes payable	8,234	16,246	16,063
Total current liabilities	5,479,084	5,411,188	5,710,783
Long-term obligations	4,156,765	4,089,001	4,130,975
Long-term operating lease liabilities	8,661,716	8,124,884	8,385,388
Deferred income taxes	781,477	689,893	710,549
Other liabilities	271,631	176,396	263,691
Total liabilities	19,350,673	18,491,362	19,201,386

Commitments and contingencies

Shareholders' equity:
Preferred stock	-	-	-
Common stock	204,142	217,906	210,687
Additional paid-in capital	3,504,850	3,381,819	3,446,612
Retained earnings	2,429,821	3,758,995	3,006,102
Accumulated other comprehensive loss	(1,678)	(2,649)	(2,163)
Total shareholders' equity	6,137,135	7,356,071	6,661,238
Total liabilities and shareholders' equity	$25,487,808	$25,847,433	$25,862,624

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	For the Quarter Ended
	July 30	% of Net	July 31	% of Net
	2021	Sales	2020	Sales
Net sales	$8,650,198	100.00%	$8,684,241	100.00%
Cost of goods sold	5,912,539	68.35	5,866,006	67.55
Gross profit	2,737,659	31.65	2,818,235	32.45
Selling, general and administrative expenses	1,888,091	21.83	1,775,608	20.45
Operating profit	849,568	9.82	1,042,627	12.01
Interest expense	39,430	0.46	39,326	0.45
Income before income taxes	810,138	9.37	1,003,301	11.55
Income tax expense	173,119	2.00	215,700	2.48
Net income	$637,019	7.36%	$787,601	9.07%

Earnings per share:
Basic	$2.71		$3.15
Diluted	$2.69		$3.12
Weighted average shares outstanding:
Basic	234,924		250,281
Diluted	236,406		252,190

	For the 26 Weeks Ended
	July 30	% of Net	July 31	% of Net
	2021	Sales	2020	Sales
Net sales	$17,051,162	100.00%	$17,132,690	100.00%
Cost of goods sold	11,557,835	67.78	11,718,763	68.40
Gross profit	5,493,327	32.22	5,413,927	31.60
Selling, general and administrative expenses	3,734,909	21.90	3,504,516	20.46
Operating profit	1,758,418	10.31	1,909,411	11.14
Interest expense	79,822	0.47	69,819	0.41
Income before income taxes	1,678,596	9.84	1,839,592	10.74
Income tax expense	363,828	2.13	401,545	2.34
Net income	$1,314,768	7.71%	$1,438,047	8.39%

Earnings per share:
Basic	$5.55		$5.73
Diluted	$5.52		$5.69
Weighted average shares outstanding:
Basic	236,736		251,031
Diluted	238,354		252,908

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	For the 26 Weeks Ended
	July 30	July 31
	2021	2020
Cash flows from operating activities:
Net income	$1,314,768	$1,438,047
Adjustments to reconcile net income to net cash
from operating activities:
Depreciation and amortization	312,682	278,617
Deferred income taxes	70,755	14,493
Noncash share-based compensation	39,903	34,477
Other noncash (gains) and losses	51,036	6,177
Change in operating assets and liabilities:
Merchandise inventories	(80,038)	283,957
Prepaid expenses and other current assets	(72,072)	(27,237)
Accounts payable	(245,382)	560,918
Accrued expenses and other liabilities	(25,479)	273,208
Income taxes	(44,080)	48,245
Other	(4,549)	(3,567)
Net cash provided by (used in) operating activities	1,317,544	2,907,335

Cash flows from investing activities:
Purchases of property and equipment	(518,466)	(424,167)
Proceeds from sales of property and equipment	1,805	1,051
Net cash provided by (used in) investing activities	(516,661)	(423,116)

Cash flows from financing activities:
Issuance of long-term obligations	-	1,494,315
Repayments of long-term obligations	(2,936)	(1,037)
Net increase (decrease) in commercial paper outstanding	18,400	(425,200)
Borrowings under revolving credit facilities	-	300,000
Repayments of borrowings under revolving credit facilities	-	(300,000)
Costs associated with issuance of debt	-	(13,574)
Repurchases of common stock	(1,700,148)	(664,616)
Payments of cash dividends	(198,107)	(180,268)
Other equity and related transactions	18,997	25,445
Net cash provided by (used in) financing activities	(1,863,794)	235,065

Net increase (decrease) in cash and cash equivalents	(1,062,911)	2,719,284
Cash and cash equivalents, beginning of period	1,376,577	240,320
Cash and cash equivalents, end of period	$313,666	$2,959,604

Supplemental cash flow information:
Cash paid for:
Interest	$79,054	$49,497
Income taxes	$336,100	$338,678
Supplemental schedule of non-cash investing and financing activities:
Right of use assets obtained in exchange for new operating lease liabilities	$893,773	$869,137
Purchases of property and equipment awaiting processing for payment,
included in Accounts payable	$119,336	$89,290

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Selected Additional Information
(Unaudited)

Sales by Category (in thousands)

	For the Quarter Ended
	July 30	July 31
	2021	2020	% Change
Consumables	$6,612,950	$6,496,350	1.8%
Seasonal	1,090,311	1,161,611	-6.1%
Home products	561,190	586,021	-4.2%
Apparel	385,747	440,259	-12.4%
Net sales	$8,650,198	$8,684,241	-0.4%

	For the 26 Weeks Ended
	July 30	July 31
	2021	2020	% Change
Consumables	$12,991,085	$13,199,799	-1.6%
Seasonal	2,140,693	2,079,523	2.9%
Home products	1,132,505	1,084,303	4.4%
Apparel	786,879	769,065	2.3%
Net sales	$17,051,162	$17,132,690	-0.5%

Store Activity

		For the 26 Weeks Ended
		July 30	July 31
		2021	2020

Beginning store count		17,177	16,278
New store openings		530	500
Store closings		(24)	(58)
Net new stores		506	442
Ending store count		17,683	16,720
Total selling square footage (000's)		130,901	123,601
Growth rate (square footage)		5.9%	5.5%

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Adjusted Diluted Earnings Per Share
(Unaudited)

(in millions, except per share amounts)

	For the Year Ended	For the Quarter Ended	For the Quarter Ended
	January 31	August 2	July 30	Compound Annual
	2020	2019	2021	Growth Rate

Net income	$1,712.6	$426.6	$637.0

Significant Legal Expenses	31.0	31.0	-
Deferred tax benefit of Significant Legal Expenses	(6.9)	(6.9)	-
Significant Legal Expenses net of deferred tax benefit	24.1	24.1	-

Adjusted net income	$1,736.7	$450.7	$637.0

Diluted earnings per share:
As reported	$6.64	$1.65	$2.69	27.7%
After-tax impact of Significant Legal Expenses	0.09	0.09	-
Adjusted	$6.73	$1.74	$2.69	24.3%

Weighted average diluted shares outstanding:	258.1	259.1	236.4

Contacts

Investor Contacts:
Donny Lau, (615) 855-5591
Kevin Walker, (615) 855-4954

Media Contacts:
Jennifer Moreau, (877) 944-3477
Crystal Luce, (615) 855-5210